Exhibit 99.4

Board of Directors

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, New York 10036

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 20, 2018, to the Board of Directors of Twenty-First Century Fox, Inc. (“21CF”) as an Annex to, and the reference to such opinion letter under the headings “Summary—Opinions of 21CF’s Financial Advisors,” “The Transactions—Background of the Transaction,” “The Transactions—Recommendation of the 21 CF Board; 21CF’s Reasons for the Transactions,” “The Transactions—Opinions of 21CF’s Financial Advisors,” “The Transactions—Certain 21CF Forecasts” and “The Transactions—Certain Disney Forecasts” in, the joint proxy statement/prospectus which forms a part of Amendment No. 1 to the registration statement on Form S-4 (the “Amended Registration Statement”) of TWDC Holdco 613 Corp. (“Holdco”). The Amended Registration Statement relates to the proposed transaction contemplated by the Amended and Restated Agreement and Plan of Merger (the “Agreement”), dated June 20, 2018, by and among The Walt Disney Company, a Delaware corporation (“Parent”), Holdco, a Delaware corporation and a wholly owned Subsidiary of Parent, WDC Merger Enterprises I, Inc., a Delaware corporation and a wholly owned Subsidiary of Holdco, WDC Merger Enterprises II, Inc., a Delaware corporation and a wholly owned Subsidiary of Holdco, and the 21CF. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Amended Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

CENTERVIEW PARTNERS LLC

By:	/s/ Centerview Partners LLC

June 28, 2018